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                                                               Exhibit (d)(2)






                             SANMINA-SCI CORPORATION

                                 1999 STOCK PLAN

                                   PROSPECTUS




                 The date of this prospectus is January 30, 2003



  This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933
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                                TABLE OF CONTENTS

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    1.    What is the Plan?....................................................................      1
    2.    What is the purpose of the Plan?.....................................................      1
    3.    How many Shares are available under the Plan?........................................      1
    4.    What should I know about this prospectus?............................................      2
    5.    When will the Plan terminate?........................................................      2

ADMINISTRATION AND ELIGIBILITY.................................................................      2

    6.    Who administers the Plan?............................................................      2
    7.    Who is eligible to participate in the Plan?..........................................      3
    8.    Does participation in the Plan affect my employment or service with Sanmina-SCI
          or any of its Parent or Subsidiary Companies?........................................      3

STOCK OPTIONS..................................................................................      3

    9.    What is an Option and how do I benefit from it?......................................      3
    10.   Are there different types of Options?................................................      3
    11.   What special rules apply to incentive stock options?.................................      4
    12.   Are there any limits on the number of Shares that can be issued pursuant to Options?.      4
    13.   What is the exercise price of my Option?.............................................      4
    14.   When can I exercise my Option?.......................................................      4
    15.   How can I exercise my Option?........................................................      5
    16.   How do I pay the exercise price?.....................................................      5
    17.   How do I pay tax withholding?........................................................      5
    18.   When does my Option expire?..........................................................      6
    19.   What happens if my employment with Sanmina-SCI or any of its parent or subsidiary
          companies terminates?................................................................      6

STOCK PURCHASE RIGHTS..........................................................................      6

    20.   What are Stock Purchase Rights?......................................................      6
    21.   How does restricted stock work?......................................................      6
    22.   Do I have any voting or dividend rights with respect to my Restricted Shares?........      7

PROVISIONS APPLYING TO OPTIONS AND STOCK PURCHASE RIGHTS.......................................      7

    23.   Can I transfer my Option or Stock Purchase Right?....................................      7
    24.   What happens if Sanmina-SCI is acquired?.............................................      7

TAX AND ERISA INFORMATION......................................................................      7

    25.   What are the tax effects of nonstatutory stock options?..............................      8
    26.   What are the tax effects of incentive stock options?.................................      8
    27.   What about incentive stock options and the alternative minimum tax?..................      9
    28.   What are the tax effects of Stock Purchase Rights?...................................      9
    29.   What are the tax effects for Business Objects?.......................................      9


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                                TABLE OF CONTENTS

                                   (CONTINUED)

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    30.   Is the Plan subject to ERISA?........................................................      9

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS...........................................     10

    31.   Does the Plan limit a participant's ability to resell Shares acquired under the Plan?     10
    32.   What if I need more information?.....................................................     11
    33.   What else should I know about this prospectus?.......................................     11





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                                  INTRODUCTION

The following questions and answers give a summary of the main features of the Sanmina-SCI Corporation 1999 Stock Plan, referred to as the "PLAN". Please read this prospectus carefully. Sanmina-SCI Corporation is referred to in this prospectus as "SANMINA-SCI", "WE", "US" and "OUR."

1.    WHAT IS THE PLAN?

The Plan originally became effective in January 1999 and provides for the grant of options, referred to as an "OPTION" or "OPTIONS", and stock purchase rights, referred to as a "STOCK PURCHASE RIGHT" or "STOCK PURCHASE RIGHTS", to purchase our ordinary shares, referred to as "SHARES", to our employees, directors or consultants or employees and consultants of any of our parent or subsidiary companies.

An individual who has received one or more Options is referred to in this prospectus as a "PARTICIPANT."

2.    WHAT IS THE PURPOSE OF THE PLAN?

The Plan is intended to:

      - attract and retain the best available personnel for positions of substantial responsibility,

      - provide additional incentive to eligible employees, directors and consultants, and

      -  promote the success of Sanmina-SCI.

3.    HOW MANY SHARES ARE AVAILABLE UNDER THE PLAN?

Originally, there were 2,700,00 Shares available to be issued under the Plan. A number of Shares have been added to the Plan at the beginning of each Company fiscal year (beginning in 1999) and Shares will continually be added to the Plan each year while the Plan is outstanding equal to the lesser of:

      -  3,000,000 Shares,

      - 4.5% of the outstanding Shares at the beginning of the applicable fiscal year, or

      - an amount determined by the board of directors of Sanmina-SCI, referred to as the "BOARD".

If an Option or Stock Purchase Right expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled Shares will continue to be available for future grant under the Plan. Any Shares that have actually been issued under the Plan will not return to the Plan, unless we repurchase Shares of restricted stock at the price originally paid for the Shares.

In the event any of the following occur:

      -  stock split,

      -  reverse stock split,

      -  stock dividend,

      -  combination,

      -  recapitalization, or

      - any other increase or decrease in the number of Shares issued effected without the receipt of consideration (except for certain conversions of convertible securities),

then appropriate adjustments will be made to:

      - the number of shares covered by any outstanding Options and Stock Purchase Rights, and

      -  the exercise price of any outstanding Options or Stock Purchase Rights.

4.    WHAT SHOULD I KNOW ABOUT THIS PROSPECTUS?

This prospectus describes the main features of the Plan as of January 30, 2003. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

5.    WHEN WILL THE PLAN TERMINATE?

The Plan will terminate in December 2008, unless our Board terminates the Plan sooner.

ADMINISTRATION AND ELIGIBILITY

6.    WHO ADMINISTERS THE PLAN?

Our Board or a committee of the Board administers the Plan and controls its operation, referred to as the "ADMINISTRATOR". The Administrator has the power to determine the terms, conditions and restrictions applicable to each Option and Stock Purchase Right. The Administrator may make whatever rules it considers appropriate for the administration and interpretation of the Plan. The Administrator's decisions are final and binding on all persons.


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7.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

Our employees, directors and consultants or the employees and consultants of any of our parent or subsidiary companies are eligible to participate in the Plan.

8. DOES PARTICIPATION IN THE PLAN AFFECT MY EMPLOYMENT OR SERVICE WITH SANMINA-SCI OR ANY OF ITS PARENT OR SUBSIDIARY COMPANIES?

No, the grant of an Option or Stock Purchase Right under the Plan does not affect the terms and conditions of your employment or service. Sanmina-SCI and its parent and subsidiary companies reserve the right to terminate your employment or service at any time, with or without cause, subject to the provisions of local law. The grant of your Option or Stock Purchase Right does not entitle you to any future award, compensation or severance pay.

STOCK OPTIONS

9.    WHAT IS AN OPTION AND HOW DO I BENEFIT FROM IT?

An Option gives you the right to purchase a specified number of Shares for a fixed price, commonly referred to as the "EXERCISE PRICE," during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to buy the Shares at a "discount." If the value of the Shares does not increase above your exercise price, you will not recognize a benefit from your Option.

The principal benefit of your Option is the potential to profit from any increase in the value of the Shares during the period in which the Option is exercisable, without risking any of your money.

10.   ARE THERE DIFFERENT TYPES OF OPTIONS?

The Plan provides for the grant of:

      - incentive stock options, which are entitled to favorable United States federal tax treatment, or

      - nonqualified stock options, that is, options that are not incentive stock options.

Outside of the United States, Options may be able to qualify for special tax treatment depending upon the tax laws of the particular jurisdiction in which you reside. In some jurisdictions, we may have implemented a sub-plan or adopted special rules so that Options may qualify for special treatment in the particular jurisdiction. Therefore, it is important to review the particular provisions of the Plan, and if applicable, the sub-plan or rules that apply to your Option. Please consult with your tax, legal and/or financial advisor with respect to your Option.


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11.   WHAT SPECIAL RULES APPLY TO INCENTIVE STOCK OPTIONS?

Incentive stock options are only granted to our employees or employees of any parent or subsidiary of ours. The exercise price must be at least 100% of the fair market value of our Shares at the date of grant. The term of any incentive stock option can not exceed 10 years.

Any employee who is a 10% stockholder can not receive an Option with an exercise price less than 110% of the fair market value on the date of grant and the term of such an Option can not exceed 5 years.

Should any employee hold an incentive stock option for which more than $100,000 of Shares (determined on the date of grant) become exercisable in any one year, the amount over $100,000 will be deemed to be a nonstatutory stock option. If the employee holds more than one incentive stock option, the incentive stock options are considered in the order in which they were granted.

12. ARE THERE ANY LIMITS ON THE NUMBER OF SHARES THAT CAN BE ISSUED PURSUANT TO OPTIONS?

The Plan provides that no one may be granted an Option to purchase more than 1,000,000 Shares in any fiscal year of ours. However, in connection with an employee's initial employment with us or any of our parent or subsidiary companies, an employee may be granted an Option up to an additional 1,000,000 Shares (for a maximum of 2,000,000 Shares in any fiscal year). These Share limits will be accordingly adjusted in the event of any change in our capital structure.

13.   WHAT IS THE EXERCISE PRICE OF MY OPTION?

The exercise price is the price at which you may purchase a Share by exercising an Option. The Administrator determines the exercise price of your Option subject to the following:

      - If you own more than 10% of our voting securities or the voting securities of any parent or subsidiary companies, then the exercise price of an incentive stock option must be at least 110% of the fair market value on the date of grant. For all other employees, the exercise price of an incentive stock option must be at least 100% of the fair market value on the date of grant.

      - If you are granted a nonstatutory stock option that is intended to qualify as "performance based compensation" within the meaning of
         Section 162(m) of the Internal Revenue Code, the exercise price must be at least 100% of the fair market value on the date of grant.

14.   WHEN CAN I EXERCISE MY OPTION?

An Option will become exercisable (that is, it will "vest") at the time or times shown in your Option agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment with us).


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15.   HOW CAN I EXERCISE MY OPTION?

To exercise an Option, you must complete the exercise notice and Share subscription form attached to your Option agreement and deliver it to us or follow the procedures that we may establish from time to time. With the exercise notice you also must send full payment of the exercise price and any applicable federal (including FICA), state, local or foreign withholding taxes. Your ability to purchase Shares through the exercise of an Option is conditioned upon compliance with any laws and Sanmina-SCI policies that may apply to you.

16.   HOW DO I PAY THE EXERCISE PRICE?

You may pay the exercise price as provided in your option agreement. The Plan specifically allows the exercise price to be payable in one or more of the following:

      -  Cash,

      -  Check payable to Sanmina-SCI Corporation,

      -  Promissory note,

      -  Certain other Shares,

      - Consideration received through a cashless exercise program implemented by Sanmina-SCI in connection with the Plan,

      -  A reduction in the amount of any liability Sanmina-SCI may owe to you,

      -  Any combination of the foregoing, or

      -  Such other consideration permitted by law.

Payment of the exercise price in a form other than cash may require approval of the Administrator. Please check your stock option agreement to determine the forms of payment that are acceptable to pay the exercise price of your Option, and which forms of payment require approval of the Administrator.

17.   HOW DO I PAY TAX WITHHOLDING?

Sanmina-SCI will not be required to issue any Shares to you upon exercise of your Option until you pay in either cash or by check (or such other form as the Administrator may approve) the total amount of all taxes required to be withheld upon exercise of your Option.

18.   WHEN DOES MY OPTION EXPIRE?

The expiration dates for any particular Option will be shown in your Option agreement. The expiration date is the date on which your Option expires and after which you no longer may exercise the Option. Therefore, it is important for you to read and understand your individual option agreement.

19. WHAT HAPPENS IF MY EMPLOYMENT WITH SANMINA-SCI OR ANY OF ITS PARENT OR SUBSIDIARY COMPANIES TERMINATES?

Upon your termination of employment with Sanmina-SCI or any of its parent or subsidiary companies, the unvested portion of your Option will terminate and the Shares covered by the unvested Option will be returned to the Plan.

If you are terminated, your Option is exercisable for the period of time following your termination stated in your Option agreement as to the Shares vested as of the date of your termination. In no event may you exercise your Option beyond its term.

Your employment will not be considered to have terminated in the case of:

      -  any leave of absence approved by Sanmina-SCI, or

      - transfers between locations of Sanmina-SCI or between Sanmina-SCI and any of its parent or subsidiary companies.

If you hold an incentive stock option, no leave described above may exceed ninety (90) days unless your reemployment is guaranteed by law or contract. If your reemployment is not guaranteed, then on the ninety-first (91st) day of leave, any incentive stock option will be treated as a nonstatutory stock option.

STOCK PURCHASE RIGHTS

20.   WHAT ARE STOCK PURCHASE RIGHTS?

Stock Purchase Rights are rights to acquire or purchase Shares. Often, the Shares acquired or purchased will be considered restricted stock (discussed below). The Administrator determines the terms and conditions of a Stock Purchase Right, including the exercise price and any vesting provisions.

21.   HOW DOES RESTRICTED STOCK WORK?

Upon grant of the Stock Purchase Right, Sanmina-SCI may retain a right to repurchase or reacquire any Shares acquired upon your exercise of a Stock Purchase Right. This right of Sanmina-SCI to repurchase or reacquire the Shares is what makes the Shares "restricted stock." The right to repurchase or reacquire Shares, if any, will be evidenced in a restricted stock agreement signed by you and Sanmina-SCI and will lapse as provided in that agreement.

To insure the Shares will be available to Sanmina-SCI in the event it wants to repurchase or reacquire the Shares, the Shares will held in escrow until vesting (or forfeiture or repurchase, in the event that vesting does not occur).

22.   DO I HAVE ANY VOTING OR DIVIDEND RIGHTS WITH RESPECT TO MY RESTRICTED
      SHARES?

Yes. Note that upon exercise of a Stock Purchase Right, the Shares are issued in your name and you will have the rights of ownership of the Shares. For instance, you will be able to vote the Shares even while they may be subject to a repurchase or reacquisition right on behalf of Sanmina-SCI. However, should any dividends be paid with respect to Shares still subject to a repurchase or reacquisition right in the favor of Sanmina-SCI, such dividends will become subject to the repurchase or reacquisition right and will be placed into escrow together with the Shares.

PROVISIONS APPLYING TO OPTIONS AND STOCK PURCHASE RIGHTS

23.   CAN I TRANSFER MY OPTION OR STOCK PURCHASE RIGHT?

Unless the Administrator provides otherwise, Options and Stock Purchase Rights granted under the Plan may not be assigned or transferred, other than by will or the applicable laws of descent and distribution. All rights with respect to an Option or Stock Purchase Right granted to you will generally be available during your lifetime only to you.

24.   WHAT HAPPENS IF SANMINA-SCI IS ACQUIRED?

In the event of our merger with or into another corporation or the sale of all or substantially of our assets, the successor corporation will either assume your existing Option or Stock Purchase Right or grant you a substantially equivalent option or right to replace your Option or Stock Purchase Right. In lieu of the successor corporation assuming your Option or Stock Purchase Right or providing a replacement option or right, the Administrator can provide that your Option or Stock Purchase Right will fully vest and become exercisable as to all Shares covered by the Option, including Shares which would not otherwise be exercisable. In such an event, the Board will provide you notice of the acceleration of vesting and that your Option will terminate 15 days from the date of that notice.

TAX AND ERISA INFORMATION

The following discussion is intended only as a summary of the general United States income tax laws that apply to Options and Stock Purchase Rights granted under the Plan and the sale of any Shares acquired through the Options or Stock Purchase Rights. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Accordingly, we strongly advise you to seek the advice of a qualified tax adviser regarding your participation in the Plan. ALSO, IF YOU ARE NOT A UNITED STATES TAXPAYER, THE TAXING JURISDICTION OR JURISDICTIONS WHICH APPLY TO YOU WILL DETERMINE THE TAX EFFECT OF YOUR PARTICIPATION IN THE PLAN.

The following discussion assumes that the per Share exercise price of an Option is less than the fair market value of a Share on the date of exercise.

25.   WHAT ARE THE TAX EFFECTS OF NONSTATUTORY STOCK OPTIONS?

If you were granted a nonstatutory stock option, you were not required to include an amount in income at the time of grant. However, when you exercise the nonstatutory stock option, you will have ordinary income to the extent the value of the Shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. The difference is referred to as the "SPREAD".

Any gain or loss you recognize upon the sale or exchange of Shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the Shares for more than one year. The holding period for the Shares will begin just after the time you exercise the nonstatutory stock option. The amount of such gain or loss will be the difference between:

      -  the amount you realize upon the sale or exchange of the Shares, and

      -  the value of the Shares at the time you recognize ordinary income.

26.   WHAT ARE THE TAX EFFECTS OF INCENTIVE STOCK OPTIONS?

Incentive stock options are intended to qualify for the special treatment available under Section 422 of the Code. You generally are not required to include any amount in income as a result of the grant or exercise of incentive stock options.

Any gain generally will be taxed at long-term capital gain rates if you sell Shares that you purchased through the exercise of an incentive stock option:

      - more than two (2) years after the date of grant of the incentive stock option, and

      - more than one (1) year after the date of exercise of the incentive stock option.

However, if you sell Shares purchased through the exercise of an incentive stock option within the two-year or one-year holding periods described above, generally gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year. The exercise of an incentive stock option starts the holding period for long-term capital gains purposes.

If you sell Shares that you purchased through the exercise of an incentive stock option within either of the above holding periods in a transaction in which you would not recognize a loss (if sustained)

(for example, a gift), the excess of the value of the Shares on the exercise date over the exercise price will be treated as ordinary income.

Any loss that you recognize upon disposition of Shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two-year and one-year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one year.

27.   WHAT ABOUT INCENTIVE STOCK OPTIONS AND THE ALTERNATIVE MINIMUM TAX?

If you are subject to the alternative minimum tax, the rules that apply to incentive stock options described above do not apply. Instead, alternative minimum taxable income generally is computed under the rules that apply to nonstatutory stock options. Under certain circumstances, you may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within 30 days after the date of exercise of an incentive stock option. Accordingly, if you hold incentive stock options and are subject to the alternative minimum tax, you should be sure to consult your tax adviser before exercising any incentive stock options.

28.   WHAT ARE THE TAX EFFECTS OF STOCK PURCHASE RIGHTS?

If upon exercise of your Stock Purchase Right the Shares are not subject to a repurchase or reacquisition right on behalf of Sanmina-SCI, then you will be taxed just like a nonstatutory stock option (See Question 25 above). If the Shares are subject to a repurchase or reacquisition right on behalf of Sanmina-SCI, then unless you make an election under Section 83(b) of the Code, you will have no taxable income at the time you exercise the Stock Purchase Right. Instead, you will have ordinary income when (and if) the Shares vest and no longer can be repurchased or forfeited. If you make a Section 83(b) election, you recognize ordinary income at the time you exercise the Stock Purchase Right. However, if you later forfeit the Shares, no tax deduction is allowed with respect to the forfeiture. In all cases, the amount of ordinary income that you recognize will equal:

      - the fair market value of the Shares at the time you recognize income, less

      -  the amount (if any) you pay for the Shares.

29.   WHAT ARE THE TAX EFFECTS FOR BUSINESS OBJECTS?

We generally will receive a deduction for United States federal income tax purposes in connection with an Option or Stock Purchase Right equal to the ordinary income you realize. We will be entitled to our deduction at the time that you recognize the ordinary income.

30.   IS THE PLAN SUBJECT TO ERISA?

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").



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
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, referred to as the "1934 ACT."

1. Our latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the 1933 Act which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

2. All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

3. The description of our ordinary shares contained in our registration statement on Form 8-A, as it may have been amended from time to time.

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS

31. DOES THE PLAN LIMIT A PARTICIPANT'S ABILITY TO RESELL SHARES ACQUIRED UNDER THE PLAN?

The Plan generally places no limitations upon a participant's ability to sell Shares acquired under the Plan. We will not receive any part of the proceeds of any such sales.

Our insider trading policy applies to all of our employees, directors, and consultants and our affiliates. The insider trading policy prohibits a participant from buying or selling Shares when he or she has "inside information." Inside information is material information about us that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares.

A participant who is an "affiliate" of ours (within the meaning of Rule 405 under the Securities Act of 1933, referred to as the "1933 ACT"), may not resell under this prospectus any Shares he or she purchases or receives under the Plan. (Our executive officers and members of our Board are considered to be "affiliates" for this purpose.) Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

Also, section 16(b) of the 1934 Act permits us to recover any profit realized by certain of our officers, directors, and principal stockholders through the sale and purchase, or purchase and sale (as defined), of our Shares within any period of less than six (6) months.

32.   WHAT IF I NEED MORE INFORMATION?

We will provide you free of charge with a copy of any or all of the documents incorporated by reference in this prospectus and in the registration statement on Form S-8 filed with the SEC relating to the Plan (except for any exhibits to these documents), including our annual report, and copies of other reports, proxy statements and communications distributed to our shareholders. You should direct your requests to your local Human Resources Representative.

33.   WHAT ELSE SHOULD I KNOW ABOUT THIS PROSPECTUS?

We may update this prospectus in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.




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